Mail Stop 6010


						January 30, 2006

Ms. M. Christine Jacobs
Chief Executive Officer
Theragenics Corporation
5203 Buford Industrial Way
Buford, GA   30518


Re:	Theragenics Corporation
      Form 10-K for the year ended December 31, 2004
      Filed March 15, 2005
      File No. 1-14339

Dear. Ms. Jacobs:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant